Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.		News Release

Contact:	Kevin C. Hake	Jeffrey T. O’Keefe
	Senior Vice President and Treasurer	Director of Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES PROVIDES UPDATED EPS GUIDANCE FOR THE SECOND
QUARTER AND THE FULL YEAR

RED BANK, NJ, May 1, 2006 – Hovnanian Enterprises, Inc. (NYSE: HOV) announced today it now expects its 2006 second quarter earnings to be in the range of $1.40 to $1.50 per fully diluted common share, compared with the Company’s previous guidance of $1.55 to $1.80. Inclusive in the Company’s projection for the second quarter are land sale profits of approximately $0.19 per fully diluted common share, which is consistent with its prior guidance.

In addition, Hovnanian revised projections for fiscal 2006 ending October 31, 2006. The Company now anticipates its fully diluted earnings per common share for fiscal 2006 will be in the range of $7.20 to $7.40. While lower than the Company’s previous guidance of $8.05 to $8.40 per share, these revised projected earnings represent an increase over the $7.16 per share earned in fiscal 2005 and another record year of earnings for the Company.

“Our anticipated results for our second quarter and the remainder of fiscal 2006 reflect smaller year-over-year increases in earnings than we had anticipated, primarily due to continuing production delays in several markets that have postponed deliveries, a slower recent sales pace, higher cancellation rates, more pronounced use of concessions and incentives, and material price increases,” commented Ara Hovnanian, President and Chief Executive Officer of Hovnanian Enterprises, Inc.

“While we experienced a 22% increase in the dollar value of net contracts in our first quarter compared to the prior year, when we release results for our 2006 second quarter on May 31st, we expect to report approximately a 20% decline in net contracts. As discussed above, one factor that has negatively influenced our recent pace of net contracts is the sequential increase in our cancellation rates over the past two quarters,” commented Mr. Hovnanian. “Typically our second quarter cancellation rates are lower than those of our first quarter, which was not the case this year. While the number of net contracts recorded in our second quarter increased compared to our first quarter net contract results, market conditions have slowed in certain markets and we did not experience as strong a second quarter sales season as we have traditionally seen. We believe the higher cancellation rates, in addition to an increase in resale listings and increased use of sales incentives in certain markets are temporary aberrations as certain markets work through the increased level of resale homes for sale. However, we remain encouraged that supported by job creation and household formation the long-term fundamentals of housing remain solid.”

“As the housing market has continued to cool off from white-hot levels of previous years, we have renegotiated and even walked away from deposits on several parcels of land that we control through options. Approximately $5 million of write-offs of deposits and related costs is built into our revised second quarter guidance. Although we have not needed to use this tactic as much in recent years, we have employed it successfully in prior slowdowns. We are confident that our strategy to control land predominantly with options will allow us to better manage our inventories in a slowing housing market,” Mr. Hovnanian continued. “Fortunately, contract backlog as of March 31, 2006, including unconsolidated joint ventures, was 13,898 homes with a sales value of $4.9 billion. Based on this, approximately 82% of our projected deliveries for fiscal 2006 have either been delivered or are in backlog,” concluded Mr. Hovnanian.

The Company’s summary projection for the fiscal year ending October 31, 2006 will be available today on the “Company Projections” section of the “Investor Relations” section of the Company’s website at http://www.khov.com.

About Hovnanian Enterprises

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, Chairman, is headquartered in Red Bank, New Jersey. The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia and West Virginia. The Company’s homes are marketed and sold under the trade names K. Hovnanian Homes, Matzel & Mumford, Forecast Homes, Parkside Homes, Brighton Homes, Parkwood Builders, Windward Homes, Cambridge Homes, Town & Country Homes, Oster Homes, First Home Builders of Florida and CraftBuilt Homes. As the developer of K. Hovnanian’s Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2005 annual report, can be accessed through the “Investor Relations” section of Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian’s investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

Hovnanian Enterprises, Inc. is a member of the Public Home Builders Council of America (“PHBCA”) (www.phbca.org), a nonprofit group devoted to improving understanding of the business practices of America’s largest publicly-traded home building companies, the competitive advantages they bring to the home building market, and their commitment to creating value for their home buyers and stockholders. The PHBCA’s 14 member companies build one out of every five homes in the United States.

Note: All statements in this Press Release that are not historical facts should be considered as “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and business conditions, (2) adverse weather conditions and natural disasters, (3) changes in market conditions, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in, and price fluctuations of, raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) geopolitical risks, terrorist acts and other acts of war and (13) other factors described in detail in the Company’s Form 10-K for the year ended October 31, 2005.

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